Exhibit 10.1

May 26, 2005

Carl A. Spalding
3126 Dahlia Way
Naples, Florida 34105

Dear Carl:

PAREXEL International Corporation, a Massachusetts corporation having its principal office in Waltham, Massachusetts, U.S.A., (“PAREXEL”) desires to retain Carl A. Spalding (the “Consultant”) as a consultant. PAREXEL hereby retains Consultant to provide management consulting services. Consultant hereby accepts said retainer and, subject to terms and conditions hereinafter set forth, agrees to provide the services as indicated above.

NOW, THEREFORE, in consideration of such retainer and the mutual covenants and promises herein contained, and for other good and valuable consideration, the Company and the Consultant agree as follows:

1.	As compensation for his services, PAREXEL shall pay Consultant a consultancy fee at a rate mutually agreeable to both parties. Consultant shall invoice PAREXEL for such services and PAREXEL shall pay such invoices within thirty (30) days after the invoice is received by PAREXEL. PAREXEL shall reimburse Consultant for travel and other reasonable out-of-pocket expenses incurred by Consultant at the request of PAREXEL, unless Consultant expressly agrees in advance to waive such reimbursement. Consultant hereby agrees to be available for a minimum of 8 hours per month.

2.	The term of this Agreement shall commence as of July 1, 2005, and shall continue until October 31, 2005.

3.	Consultant understands that Consultant’s relationship with PAREXEL and its clients, officers and employees is one of confidence and that during the period of Consultant’s engagement, Consultant may acquire or may have already acquired knowledge of, or access to, information which relates to the business, operations, or plans of PAREXEL or its clients and which is not known to the general public (hereinafter “Confidential Information”). Such Confidential Information may include, but is not limited to client relationships, budgets, costs, prices, vendor lists, information about products, designs, processes, marketing plans, customers, and technology. Except as may be necessary in the ordinary course of performing any duties as a consultant to PAREXEL, Consultant will not at any time, either during Consultant’s engagement or thereafter, (a) disclose any Confidential Information to any other person or entity or (b) use any Confidential Information for Consultant’s own benefit or the benefit of any other person or entity.

The foregoing obligation shall not apply to information:

a)	which was known to Consultant prior to receipt from PAREXEL;

b)	which is or lawfully becomes generally available to the public;

c)	which is lawfully acquired from third parties who have a right to disclose such information;

d)	which by mutual written agreement is released from a confidential status; and

e)	which Consultant is required by law to release.

The terms of this item 3, and Consultant’s obligations hereunder, shall survive termination or expiration of this Agreement and the completion of Consultant’s services hereunder.

4.	During the period of engagement, Consultant will not provide similar services to organizations, businesses or other entities competing with PAREXEL.

5.	Upon the termination of Consultant’s engagement with PAREXEL for any reason, Consultant shall deliver to PAREXEL all documents or other materials relating to Consultant’s work with PAREXEL or its clients. Upon written request, all notebooks, memoranda, notes, computer programs, records, diagrams, charts, flow charts, drawings, files, or other documents, together with all copies and derivations therefrom, shall be delivered to PAREXEL.

Consultant hereby assigns to PAREXEL the entire right, title and interest in any invention, data (whether in written, schematic or any other form) or idea, patentable or not, and all copyrights therein, including without limitation, any software and software documentation, made or conceived or reduced to practice or learned by Consultant either alone or jointly with others during the period of engagement:

a)	while working for, or arising out of Consultant’s work with, PAREXEL in any capacity; or

b)	which relates in any manner to, or is useful in, the actual or anticipated business or products of PAREXEL or relates in any manner to, or is useful in, PAREXEL’s actual or anticipated research and development, or is suggested by or results from any task assigned to Consultant or others by PAREXEL or work performed by Consultant or others for or on behalf of PAREXEL or which is discovered or developed using any of PAREXEL’s facilities or on PAREXEL time.

6.	Consultant agrees that in connection with any invention, data or ideas covered by item 5 above:

a)	Consultant will disclose it promptly to PAREXEL;

b)	Consultant will, at PAREXEL’s request, promptly execute a specific assignment of title to PAREXEL and do anything else reasonably necessary to enable PAREXEL to secure a patent for or acquire or enforce any rights, including, without limitation, any copyrights, in the invention, data or idea in the United States or in foreign countries provided that PAREXEL shall reimburse Consultant for any expenses in connection therewith.

If for any reason, including incapacity, PAREXEL is unable, after reasonable effort, to secure Consultant’s signature on any document or documents needed to apply for, perfect or otherwise acquire a patent or any other rights in the invention, data or idea, or to enforce such rights, Consultant hereby irrevocably designates PAREXEL as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf to execute and file such documents with the same legal force and effect as if executed by Consultant.

The terms of items 5 and 6 above, and Consultant’s obligations hereunder, shall survive termination or expiration of this Agreement and the completion of Consultant’s services hereunder.

7.	Consultant will not, in connection with Consultant’s engagement by PAREXEL, either directly or indirectly use or disclose any trade secret, confidential or proprietary information of any previous employer or other party which, by virtue of applicable law or the terms of any agreement to which Consultant is party, Consultant is bound not to so use or disclose.

8.	Consultant shall not at any time during the twelve month period following the expiration or termination of Consultant’s engagement with PAREXEL hire any employee of PAREXEL or solicit or encourage any employee of PAREXEL to terminate his employment with PAREXEL.

9.	Consultant understands that the primary client relationship is held by PAREXEL and that such a relationship is valuable and critical to the survival of PAREXEL’s business. Consultant agrees to perform services as a subcontractor to PAREXEL and shall not at any time during the twelve month period following the expiration or termination of Consultant’s engagement with PAREXEL solicit or accept consultant status with client(s) of PAREXEL.

10.	Consultant shall perform services under this Agreement only as an independent contractor, and nothing contained herein shall be construed to be inconsistent with that relationship or status. Accordingly, Consultant shall have sole responsibility for the payment of all federal, state and local income taxes and for all employment and disability insurance, Social Security and other similar taxes. This Agreement shall not constitute, create, or in any way be interpreted as, a joint venture, partnership, or formal business organization of any kind.

11.	Consultant agrees that this Agreement, while it relates to certain terms and conditions of Consultant’s engagement by PAREXEL, is not an employment contract and that, as an independent contractor, Consultant is not eligible for any employee benefits from PAREXEL.

12.	This Agreement and the Key Employee Agreement, dated April 9, 2001 , by and between PAREXEL and the Consultant, constitute the entire agreement between Consultant and PAREXEL and supersede all prior contracts, agreements, and understandings relating to the same subject matter between the parties, including, but not limited to, the Change of Control/Severance Agreement, dated April 9, 2001, by and between PAREXEL and Consultant. The parties intend this Agreement to be a complete statement of the terms of their agreement, and no change or modification of any of the provisions of this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of PAREXEL and Consultant.

13.	Consultant agrees that Consultant’s obligations to PAREXEL under this Agreement will also extend to any other organization which succeeds or becomes affiliated to the business of PAREXEL by reason of any sale, merger, or similar transaction.

14.	Any dispute as to the meaning, effect or validity of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. If any part of this Agreement is unenforceable for any reason, the Agreement shall remain effective and enforceable to the fullest extent permitted by law.

15.	Consultant agrees, individually and as trustee of the Carl A. Spalding, Sr. Revocable Living Trust dated 12/21/1990, that he will exercise all options granted to him pursuant to the Company’s Second Amended and Restated 1995 Stock Plan no later than 239 days after the termination of this Consulting Agreement, notwithstanding any terms or conditions in any stock option agreement between him and the Company to the contrary.

If the foregoing terms and conditions are acceptable, please sign and date both copies of this Agreement, and return one to PAREXEL.

Sincerely,	Agreed to and accepted by:
Consultant

/s/ Josef H. von Rickenbach	/s/ Carl A. Spalding

Josef H. von Rickenbach	Carl A. Spalding
Chairman and Chief Executive Officer

Date: May 26, 2005	Date: May 26, 2005

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